Filed pursuant to Rule 424(b)(3)
Registration No. 333-266401

STICKER SUPPLEMENT

(To Prospectus dated August 10, 2022)

ShiftPixy, Inc.

447,377 Shares of Common Stock

This sticker supplement supplements our prospectus dated August 10, 2022. You should read this sticker supplement together with the prospectus since the information contained herein supplements the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the prospectus and must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

Pursuant to our prospectus dated August 10, 2022, we registered the resale of up to 447,377 shares of our common stock, issuable upon exercise of outstanding warrants with an exercise price of $26.00. 348,408 of the warrants (the “July 2022 Warrants”) were issued on July 19, 2022, pursuant to a warrant exercise agreement, between the Company and the selling stockholder (the “July 2022 Exercise Agreement”), are exercisable commencing on January 19, 2023 and expire on January 19, 2030, and 98,969 of the warrants (the “January 2022 Warrants,” and collectively with the July 2022 Warrants, the “Warrants”) were issued on January 28, 2022, pursuant to a warrant exercise agreement between the Company and the selling stockholder, and were amended pursuant to the July 2022 Exercise Agreement. The January 2022 Warrants are exercisable commencing on July 28, 2022, and have a termination date of July 28, 2029.

Effective September 23, 2022, the exercise price of the January 2022 Warrants was reduced to $0.01.

The date of this sticker supplement is September 23, 2022.